Exhibit 99.1

           LOGILITY REPORTS THIRD QUARTER OF FISCAL YEAR 2007 RESULTS

   RECORD OPERATING EARNINGS INCREASE 22% DRIVEN BY RECORD REVENUES WHICH GREW
                       12% WHEN COMPARED TO THE PRIOR YEAR

    ATLANTA, March 6 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the third quarter of fiscal year 2007.

    Key Third quarter financial highlights include:

    * Total revenues for the quarter ended January 31, 2007 were a record $11.3 million, an increase of 12% over the third quarter of fiscal 2006 and increased 13% compared to the quarter ended October 31, 2006;

    * Software license fees for the quarter ended January 31, 2007 were $3.9 million, a decrease of 3% over the third quarter of fiscal 2006 and increased 17% compared to the quarter ended October 31, 2006;

    * Services and other revenues for the quarter ended January 31, 2007 were $1.8 million, an increase of 31% over the third quarter of fiscal 2006 and increased 12% compared to the quarter ended October 31, 2006;

    * Maintenance revenues for the quarter ended January 31, 2007 were $5.6 million, an increase of 20% over the third quarter of fiscal 2006 and increased 10% compared to the quarter ended October 31, 2006;

    * Operating earnings for the quarter ended January 31, 2007 were a record $2.7 million, an increase of 22% compared to operating earnings of $2.2 million for the third quarter of fiscal 2006; and

    * Pretax earnings for the quarter ended January 31, 2007 were $3.1 million, an increase of 30% compared to pretax earnings of $2.4 million for the third quarter of fiscal 2006.

    GAAP net earnings were $2.0 million or $0.15 earnings per fully diluted share for the third quarter of fiscal 2007 compared to net earnings of $1.9 million or $0.14 earnings per fully diluted share for the third quarter of fiscal 2006. Adjusted net earnings, which exclude stock option compensation and acquisition related amortization of intangibles expense for the quarter ended January 31, 2007 were $2.2 million or $0.16 earnings per fully diluted share, compared to adjusted net earnings for the quarter ended January 31, 2006 of $1.5 million or $0.11 earnings per fully diluted share for the same period last year, which includes a tax expense related to an adjustment to a normal effective income tax rate and excludes acquisition related amortization of intangibles expense and a write-down of minority investment.

    Total revenues for the nine months ended January 31, 2007 were $30.9 million, an increase of 14% compared to the comparable period last year. Software license fees for the nine months period were $10.5 million, an increase of 5% compared to the same period last year. Services and other revenues for the nine months period ended January 31, 2007 were $4.8 million, an increase of 15% compared to the same period last year. Maintenance revenues were $15.6 million for the nine months period ended January 31, 2007 or a 19% increase compared to the same period last year. For the nine months ended January 31, 2007, the Company reported operating earnings of approximately $5.4 million, an increase of 28% compared to operating earnings of $4.2 million for the same period last year.

    GAAP net earnings were approximately $4.0 million or $0.30 per fully diluted share for the nine months ended January 31, 2007 compared to net earnings of $6.5 million or $0.49 per fully diluted share for the same period last year. Adjusted net earnings year to date as of January 31, 2007, which excludes stock option compensation expense and acquisition related amortization of intangibles, were $4.6 million or $0.35 earnings per fully diluted share compared to net earnings of $3.1 million or $0.23 earnings per fully diluted share the same period last year, which includes an income tax expense and excludes acquisition related amortization of intangibles expense, an income tax benefit and a write-down of minority investment.

    The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

    The overall financial condition of the Company remains strong, with cash and investments of approximately $31.9 million as of January 31, 2007. This is approximately a $2.1 million sequential increase in cash and investments compared to October 31, 2006 and approximately a $5.2 million increase compared to January 31, 2006.

    "We are pleased with Logility's performance during the quarter, adding 23 new customers and delivering all-time record revenues and operating earnings," said J. Michael Edenfield, Logility president and chief executive officer. "Our year to date financial performance is also strong with growth in all revenue streams and 48% growth in adjusted net earnings."

    "The increased visibility, discipline and efficiency provided by Logility's supply chain solutions allow manufacturing, wholesale, and specialty retail enterprises the opportunity to significantly improve cash flow, reduce inventory, increase supply chain responsiveness and accelerate the sales and operations planning process," continued Edenfield. "Logility is well positioned to streamline the supply chains of small, medium, large and Fortune 1000 companies."

    Highlights for the third quarter of fiscal 2007 include:

    Customers:

    * Notable new and existing customers placing orders with Logility in the third quarter include: Argo Tea, Barilla America, BJ Services, Clement Pappas & Co., EK Success Limited, Lion Brand Yarn, NB Coatings, Sandoz Pty Ltd., Smithfield Foods, Tyco Fire and Safety, Waterpik Technologies, Yurman Designs, XMA Ltd, and Zotos International.

    * During the quarter, software license agreements were signed with customers located in 11 countries including: Australia, Canada, Germany, Italy, Japan, Spain, Sweden, Venezuela, the United Arab Emirates, the United Kingdom, and the United States.

    * Logility customer, Brown Shoe Company received an Outstanding Achievement award for supply chain excellence from Consumer Goods Technology magazine.

    * Logility announced the dates for Connections 2007: Supply Chain Power Plays conference to be held March 21-23, 2007 at the InterContinental Buckhead Hotel in Atlanta, GA. The annual event give attendees the opportunity to network and share ideas with fellow supply chain professionals, learn how to leverage and maintain best practices within supply chain management and hear from industry experts and peers.

    * Logility continued its thought leadership initiative with the Supply Chain Power Hour webcast, "Sunny Skies Ahead: Improve Forecast Accuracy." The webcast featured the latest insight on improving forecast accuracy to drive revenue and improve customer service.

    * Logility customer Remy International joined Logility in an Institute of Business Forecasting (IBF) webcast, "Remy International Jump Starts Inventory Management." The webcast focused on how companies can improve forecast accuracy and reduce excess inventory.

    Products and Technology:

    * Demand Management, Inc. introduced Demand Solutions Pipeline, a demand-driven application that provides secure, encrypted access to supply chain data anywhere, anytime. The Web-enabled Pipeline presents product information in an intuitive tree-and-branch representation using plain-language terms, not cryptic item numbers. Users can review entire product families or any other desired category by history, forecast, customer forecast, budget or capacity. Information can by organized by business unit, market segment or sales category, depending on the needs of the individual user.

    * Logility received top rankings from the readers of Consumer Goods Technology magazine. For the seventh consecutive year, Logility scored among the top five vendors for both supply chain planning and supply chain execution in 2007. Logility also received high rankings for Customer Experience, which is based on the reader's experience implementing and using the software.

    * Food Logistics magazine named Logility to the FL100, the magazine's annual listing of the top 100 technology suppliers to the food industry. Companies included in the list are selected based on the input of Food Logistics readers, industry analysts and consultants. This is the third consecutive year that Logility has been named to the FL 100 which was first introduced in 2004.

    About Logility

    With more than 1,100 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point- of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Brown Shoe Company, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Rand McNally, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority-owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

    Forward-Looking Statements

    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2006 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404)
264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

    Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility. Demand Solutions is a registered trademark of Demand Management, Inc., a wholly-owned subsidiary of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

                                 LOGILITY, INC.
                Consolidated Statements of Operations Information
                      (In thousands, except per share data)
                                   (Unaudited)

                                        Third Quarter Ended                    Nine Months Ended
                                            January 31,                            January 31,
                               ------------------------------------   ------------------------------------
                                                            Pct                                    Pct
                                  2007         2006         Chg.         2007         2006         Chg.
                               ----------   ----------   ----------   ----------   ----------   ----------
Revenues:
  License                      $    3,900   $    4,000           (3)% $   10,544   $   10,026            5%
  Services & other                  1,773        1,352           31%       4,775        4,135           15%
  Maintenance                       5,623        4,698           20%      15,589       13,067           19%
    Total Revenues                 11,296       10,050           12%      30,908       27,228           14%

Cost of Revenues:
  License                           1,318          652          102%       4,192        2,570           63%
  Services & other                    879          811            8%       2,570        2,577            0%
  Maintenance                       1,229        1,159            6%       3,675        3,092           19%
    Total Cost of Revenues          3,426        2,622           31%      10,437        8,239           27%
Gross Margin                        7,870        7,428            6%      20,471       18,989            8%

Operating expenses:
  Research and development          1,868        1,787            5%       5,391        5,183            4%
  Less: capitalized
   development                       (495)        (537)          (8)%     (1,678)      (1,771)          (5)%
  Sales and marketing               2,378        2,841          (16)%      7,310        7,522           (3)%
  General and administrative        1,381        1,077           28%       3,821        3,593            6%
  Acquisition related
   amortization of
   intangibles                         88           88            0%         263          263            0%

    Total Operating Expenses        5,220        5,256           (1)%     15,107       14,790            2%

Operating Earnings                  2,650        2,172           22%       5,364        4,199           28%

  Interest Income & Other,
   Net                                456          224          104%       1,226          373          229%
Income Before Income Taxes          3,106        2,396           30%       6,590        4,572           44%

     Income Tax
      Benefit/(Expense)            (1,111)        (541)         105%      (2,559)       1,884           nm

Net Earnings                   $    1,995   $    1,855            8%  $    4,031   $    6,456          (38)%

Earnings per common share:

Earnings Per Common Share -
 Basic                         $     0.15   $     0.15            0%  $     0.31   $     0.50          (38)%

Earnings Per Common Share -
 Diluted                       $     0.15   $     0.14            7%  $     0.30   $     0.49          (39)%

Weighted Average Number of
 Common Shares:
    Basic                          12,898       12,787                    12,897       12,799
    Diluted                        13,220       13,172                    13,247       13,198

Reconciliation of Adjusted
 Net Earnings:
GAAP Net Earnings              $    1,995   $    1,855                $    4,031   $    6,456
Acquisition related
 amortization of
 intangibles(1)                        88           88                       263          263
Stock option expense(1)                85            -                       290            -
Write-down of minority
 investment(1)                          -            -                         -          160
Excludes Income tax benefit             -            -                         -       (1,884)
Includes normalized Income
 tax expense                            -         (453)                        -       (1,897)
Adjusted net earnings          $    2,168   $    1,490           46%  $    4,584   $    3,098           48%

Adjusted Net Earnings per
 Share                         $     0.16   $     0.11           45%  $     0.35   $     0.23           52%

nm - not meaningful
(1) - Not income tax affected

                                 LOGILITY, INC.
                     Consolidated Balance Sheet Information
                                 (in thousands)
                                   (Unaudited)

                                         January 31,
                                     -------------------
                                       2007       2006
                                     --------   --------
Cash and Short & Long-term
 investments                         $ 31,887   $ 26,701
Accounts Receivable:
   Billed                               6,859      7,315
   Unbilled                             1,264      1,317
Total Accounts Receivable, net          8,123      8,632
Deferred Tax Assets                     1,580        758
Prepaids & Other Current Assets         1,845      1,943

PP&E, net                                 449        461
Capitalized Software, net               6,102      6,449
Goodwill                                5,809      5,809
Other Intangibles, net                  1,406      1,800
Deferred Tax Assets                         -      1,806
Non-current Assets                         77        220

     Total Assets                    $ 57,278   $ 54,579

Accounts Payable                     $    266   $    255
Other Current Liabilities               6,141      8,013
Deferred Revenues                      11,471     10,012
      Current Liabilities              17,878     18,280

Deferred Income Taxes                   1,188          -
Deferred Income Taxes - Due to ASI          -      4,228
Shareholders' Equity                   38,212     32,071

     Total Liabilities &
      Shareholders' Equity           $ 57,278   $ 54,579

SOURCE  Logility, Inc.
    -0-                             03/06/2007
    /CONTACT: Vincent C. Klinges, Chief Financial Officer, Logility, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/120967.html/ /Web site: http://www.logility.com /